Exhibit 23.1

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1466 N. HIGHWAY 89 STE. 230

FARMINGTON, UTAH  84025

_______________

(801) 447-9572     FAX (801) 447-9578

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Unleashed, Inc.

Rastislavova 12, 949 01 Nitra, Slovakia

As independent registered public accountants, we hereby consent to the use of our report dated February 5, 2016, with respect to the financial statements of Unleashed, Inc., in its registration statement on Form S-1 relating to the registration of 50,000,000 shares of common stock. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

Farmington, Utah

February 5, 2016